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                                    AGREEMENT

        AGREEMENT, made as of August 10, 1996, by and among, MARC TOKAYER of Emanuel, Israel ("Tokayer"), MARILYN TOKAYER, as Trustee for The Tokayer Family Trust, of Emanuel, Israel ("Trust"), DR. BARUCH SOLLISH of Emanuel, Israel ("Sollish), ANNE SHIMONOVICH, of New York, New York ("Shimonovich"), SETH ROSENBLATT, of New York, New York ("Rosenblatt"), MALKA NEUBERG of New York, New York ("Malka"), and MACHTECH LIMITED, a private company organized under the laws of Jersey ("Machtech").

                               W I T N E S S E T H

        WHEREAS, each of Tokayer, Trust, Sollish, Shimonovich, Rosenblatt, Malka, and Machtech are holders of shares (in such capacity, the "Shareholders") of Common Stock, par value $0.001 of TTR Inc., a Delaware company (hereafter the "Company"); and

        WHEREAS the Parties have agreed to enter into this Agreement for the purpose of setting forth certain voting obligations in relation to the development and operation of the Company, with the intent that their relationship and involvement as aforesaid be governed by the terms and conditions herein contained;

               NOW THEREFORE THIS AGREEMENT WITNESS that in consideration of the premises and of the agreements herein contained, and other good and valuable consideration (being hereby severally acknowledged as received), it is hereby mutually declared, covenanted and agreed by the parties hereto as follows:

               That the recitals contained herein are true in substance and in fact.

ARTICLE 1.00 - RELATIONSHIP OF PARTIES

Operations Subject to Agreement

1.01 The parties agree that the election of Directors of the Company and voting in shareholder's meetings of the Company shall be governed by this Agreement.

Non-Agency, etc.

1.02 Except to the extent only as may herein be expressly provided, no party shall (whether by reason of any provision herein contained or otherwise) be deemed to be the partner, agent or legal representative of the other parties, whether for the purpose of this Agreement, the Company or otherwise, nor shall any party have, nor represent itself to have, any authority or power to act for, or to undertake any obligations or responsibility on behalf of the other party, unless expressly provided herein.






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ARTICLE 2.00 - ADMINISTRATION

Voting

2.01 At all general or special shareholders' meetings of the Company, each Shareholder shall vote shares held by such Shareholder in favor of the position favored by a majority of the shares held by the Shareholders. In furtherance of such agreement, the shareholders agree to consult with each other prior to any such meeting in order to ascertain their uniform position.

2.02 The parties hereto hereby covenant and agree to do such things, to attend such meetings and to execute such further documents, agreements and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their intent.


Term

2.03 This Agreement shall endure for a period of ten (10) years, beginning with the effective date as determined above. At any time within two years of the expiration of the Agreement, the parties may extend its duration, for as many additional periods as desired, each not to extend ten (10) years.


Enurement

2.04 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns unless such assignees are purchasers of the Shares in an open market transaction.

Termination

2.05 The termination of this agreement however caused and the ceasing by any shareholder to hold any shares shall be without prejudice to any obligations or rights of any of the parties hereto which have accrued prior to any such termination or cessor and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cesser.







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                                       3


Jurisdiction

2.06 This Agreement, its validity, construction and effect shall be governed by and construed under the laws of the State of New York.

        IN WITNESS WHEREOF the parties hereto have fixed their signatures as of the day and year first above typewritten.


/s/ Marc Tokayer                            /s/ Marilyn Tokayer
-------------------                         -------------------------------
Marc Tokayer                                Marilyn Tokayer, as Trustee for
                                            The Tokayer Family Trust

/s/ Baruch Sollish                          /s/ Anne Shimonovich
-------------------                         -------------------------------
Baruch Sollish                              Anne Shimonovich

/s/ Seth Rosenblatt                         /s/ Malka Neuberg
-------------------                         -------------------------------
Seth Rosenblatt                             Malka Neuberg

Machtech Limited

By: /s/
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